Exhibit 99.1

TO BUSINESS, MEDICAL AND HEALTH EDITORS:

ISTA Pharmaceuticals Announces Submission of Xibrom NDA to the FDA

IRVINE, Calif., May 24 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced that ISTA has filed with the Food and Drug Administration (FDA) its New Drug Application (NDA) for Xibrom(TM) (bromfenac sodium ophthalmic solution) 0.1%. A topical, twice-daily, non-steroidal anti-inflammatory solution, Xibrom is initially being developed for the treatment of ocular inflammation following cataract surgery.

Vicente Anido, Jr., Ph.D., ISTA’s Chief Executive Officer, commented, “We are pleased with the continued progress of Xibrom, one of our key late-stage product candidates. In contrast to current competitors’ products in the non-steroidal anti-inflammatory category, which are commonly administered four times per day, we believe Xibrom’s twice-daily dosing and a favorable side effect profile provide significant advantages. Assuming FDA acceptance of our NDA filing, we look forward to working with the FDA in its review of Xibrom.”

In March 2004, ISTA reported that, in two double-masked, placebo-controlled U.S. Phase III studies of Xibrom conducted under a single protocol, a statistically significant proportion of patients treated with Xibrom achieved treatment success, defined as the complete absence of ocular inflammation, when compared to placebo. Analyzed separately, both studies also showed that Xibrom was well tolerated with a very low incidence of ocular adverse events.

Xibrom(TM) (bromfenac sodium ophthalmic solution) 0.1%

Xibrom is a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammation. Xibrom was launched in Japan in 2000 by Senju Pharmaceuticals Co. Ltd. ISTA acquired U.S. marketing rights for Xibrom in May 2002 under a license from Senju.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of ISTA’s product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s products if approved and the impact of competitive products; the continued availability of third party sourced products and raw materials on commercially reasonable terms; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K, for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004.

/CONTACT: Vince Anido, +1-949-788-5311, or vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302, or lsilvernail@istavision.com, both of ISTA Pharmaceuticals; or Media, Justin Jackson, or jjackson@burnsmc.com, or Investors, Lisa Burns, or E. Blair Schoeb, bschoeb@burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc./

/First Call Analyst: /

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/Web site: http://www.istavision.com /

(ISTA)